PRICING SUPPLEMENT                                         File No. 333-109802
------------------                                              Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated November 26, 2003)
Pricing Supplement Number: 2367


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

Principal Amount:         $400,000,000                             Original Issue Date:               March 1, 2004

CUSIP Number:             59018YTD3                                Stated Maturity Date:              March 1, 2005

Issue Price:              100%

Interest Calculation:                                              Day Count Convention:
--------------------                                               --------------------
| x |   Regular Floating Rate Note                                 | x |   Actual/360
|   |   Inverse Floating Rate Note                                 |   |   30/360
         (Fixed Interest Rate):                                    |   |   Actual/Actual



Interest Rate Basis:
-------------------
| x |   LIBOR                                                      |   |   Commercial Paper Rate
|   |   CMT Rate                                                   |   |   Eleventh District Cost of Funds Rate
|   |   Prime Rate                                                 |   |   CD Rate
|   |   Federal Funds Rate                                         |   |   Other (see attached)
|   |   Treasury Rate
  Designated CMT Page:                                           Designated LIBOR Page:
               CMT Moneyline Telerate Page:                               LIBOR Moneyline Telerate Page: 3750
                                                                                   LIBOR Reuters Page:


Index Maturity:           Three Months                             Minimum Interest Rate:             Not Applicable



Spread:                   -0.0600%                                 Maximum Interest Rate:             Not Applicable

Initial Interest Rate:    Calculated as if the Original Issue      Spread Multiplier:                 Not Applicable
                          Date was an Interest Reset Date

Interest Reset Dates:     Quarterly, on the 1st of June, September and December commencing on
                          June 1, 2004 subject to modified following Business Day convention.


Interest Payment Dates:   Quarterly, on the 1st of June, September, December and maturity, commencing on
                          June 1, 2004 subject to modified following Business Day convention.

Repayment at the
Option of the Holder:     The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:    The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                     The Notes are being issued in fully registered book-entry form.

Trustee:                  JPMorgan Chase Bank

Underwriters:             Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Credit Lyonnais Securities (USA) Inc.
                          and BNP Paribas Securities Corp  (the "Underwriters"), are acting as principals in this transaction.
                          MLPF&S is acting as the Lead Underwriter.

                          Pursuant to an agreement, dated February 25, 2004 (the "Agreement"), between Merrill Lynch & Co., Inc.
                          (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of
                          Notes set forth opposite its name below:

                          Underwriters                                Principal Amount of the Notes
                          ------------                                -----------------------------

                          Merrill Lynch, Pierce, Fenner & Smith                       $392,000,000
                                      Incorporated
                          Credit Lyonnais Securities (USA) Inc.                         $4,000,000
                          BNP Paribas Securities Corp                                   $4,000,000
                                                                                        ----------
                                                       Total                          $400,000,000

                          Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                          The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue
                          Price may be changed.

                          The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:    0.0750%

Dated:                    February 25, 2004